Exhibit 4.1

Checkpoint Therapeutics, Inc.

95 Sawyer Road, Suite 110

Waltham, MA 02453

March 9, 2025

Armistice Capital Master Fund Ltd.

510 Madison Avenue

New York, NY 10022

Re: Warrant Amendment

Dear Holder:

Reference is hereby made to the warrants to purchase (i) 475,000 shares of common stock of Checkpoint Therapeutics, Inc. (CKPT) (the “Company”), dated as of April 4, 2023, at an initial exercise price of $3.35 per share (the “April  2023 Warrant”), (ii) 3,256,269 shares of common stock of the Company, dated as of May 25, 2023, at an initial exercise price of $2.8210 (the “May 2023 Warrant”), (iii) 809,062 shares of common stock of the Company, dated as of July 30, 2023, at an initial exercise price of $2.84 (the “July 2023 Warrant”), (iv) 6,325,354 shares of common stock of the Company, dated as of October 4, 2023, at an initial exercise price of $1.51 (the “First October 2023 Warrant”), (v) 6,325,354 shares of common stock of the Company, dated as of October 4, 2023, at an initial exercise price of $1.51 (the “Second October 2023 Warrant”), (vi) 7,756,233 shares of common stock of the Company, dated as of January 31, 2024, at an initial exercise price of $1.68 (the “January 2024 Warrant”) and (vii) 5,853,659 shares of common stock of the Company, dated as of July 2, 2024, at an initial exercise price of $2.05 (the “Specified Warrant”, together with the April 2023 Warrant, the May 2023 Warrant, the July 2023 Warrant, the First October 2023 Warrant, the Second October 2023 Warrant and the January 2024 Warrant, the “Armistice Warrants”), each of which is held by Armistice Capital Master Fund Ltd. (the “Holder”). Concurrently with the execution and delivery of this amendment to the Armistice Warrants (this “Amendment”), Sun Pharmaceutical Industries, Inc., a Delaware corporation (“Parent”), Snoopy Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

The Holder and the Company, intending to be legally bound, hereby agree as follows:

1.	Notwithstanding anything to the contrary set forth in any Armistice Warrant, (a) no Armistice Warrant shall be assumed or continued by the Company or Parent, (b) immediately prior to (but subject to the occurrence of) the Effective Time, each Armistice Warrant (other than the Specified Warrant) that remains outstanding and unexercised as of such time shall, without any further action on the part of the Company, the Holder or any other Person, automatically be converted into the right for the Holder to receive (without interest), in respect of each Common Share underlying such Armistice Warrant, the Warrant Consideration set forth in Section 1.9(a) of the Merger Agreement and (c) at the Effective Time, to the extent that any portion of the Specified Warrant remains outstanding and unexercised as of such time, the Specified Warrant shall, without any further action on the part of the Company, the Holder or any other Person, automatically be converted into the right for the Holder to receive (without interest), for each Common Share underlying such Specified Warrant, a cash payment equal to $3.62 (the “Aggregate Black Scholes Value”). For avoidance of doubt, if the Warrant Consideration and the Aggregate Black Scholes Value are not delivered to the Holder in connection with the Closing as set forth in the Merger Agreement (or, if Holder shall have failed to surrender to the Company at the Closing each Armistice Warrant as contemplated by clause (c) of Section 2, then within three business days after the surrender thereof), then this Amendment shall be null and void.

2.	By executing this Amendment, the Holder irrevocably: (a) agrees, from the date of this Amendment until the Effective Time (or the earlier termination of the Merger Agreement in accordance with its terms), that the Holder shall not, and shall not permit any other Person to, assign, sell, pledge, encumber, give or otherwise transfer, dispose of or alienate any of the Armistice Warrants, and any such transfer shall be null and void; (b) represents and warrants that the Armistice Warrants comprise all of the warrants to purchase capital stock of the Company held by the Holder or any of its Affiliates as of the date of this Amendment and agrees that any such warrants purchased on or after the date of this Amendment shall be deemed an Armistice Warrant (and not a Specified Warrant) for all purposes hereunder; (c) agrees to surrender, at the Closing, each Armistice Warrant in exchange for, and as a condition to the receipt of, the consideration set forth in Section 1; (d) agrees that upon payment of the consideration set forth in Section 1, all obligations, liabilities and undertakings of the Company in favor of the Holder pursuant to any Armistice Warrant shall terminate and shall be fully discharged and released, without any further action on the part of the Company or the Holder, whether or not the Armistice Warrants are surrendered to the Company; (e) agrees that the Holder shall have no further rights or remedies under, or in respect of, any Armistice Warrant and, at the Effective Time, no Armistice Warrant shall be of any further force or effect; and (f) consents to the calculation of the consideration payable in respect of each Armistice Warrant, notwithstanding any term to the contrary in any Armistice Warrant.

3.	In the event that the Merger Agreement is terminated in accordance with the terms thereof, this Amendment shall be null and void and the provisions of the Armistice Warrants, as in effect prior to the date hereof, shall remain in effect in accordance with their respective terms.

4.	This Amendment, together with the Armistice Warrants, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties, with respect to the subject matter hereof and thereof. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment (in counterparts or otherwise) by PDF shall be sufficient to bind the parties to the terms and conditions of this Amendment.

5.	The provisions of Sections 8.1 (Amendment), 8.2 (Waiver), 8.5 (Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies), 8.6 (Assignability), 8.9 (Severability) and 8.12 (Construction) of the Merger Agreement shall apply to this Amendment, mutatis mutandis, as though set forth herein. In the event of any inconsistency between the terms of this Amendment and the terms of any Armistice Warrant, this Amendment shall control.

6.	On or before 8:00 a.m., Eastern Time, on the fourth Nasdaq trading day immediately following the date hereof, the Company shall file a Current Report on Form 8-K with the Commission disclosing all material terms of the transactions contemplated hereunder. From and after the filing of such Current Report on Form 8-K, the Company represents to the Holder that it shall have publicly disclosed all material, non-public information delivered to the Holder by the Company, or any of its respective officers, directors, employees or agents in connection with the transactions contemplated hereunder. In addition, effective upon the issuance of such Current Report on Form 8-K, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and the Holder and its Affiliates on the other hand, shall terminate.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CHECKPOINT THERAPEUTICS, INC.

By:	/s/ James F. Oliviero
Name:	James F. Oliviero
Title:	Chief Executive Officer

ARMISTICE CAPITAL MASTER FUND LTD.

By:	/s/ Steven Boyd
Name:	Steven Boyd
Title:	CIO of Armistice Capital, LLC, the Investment Manager

[Signature Page to Warrant Amendment]